EXHIBIT 99

[QUAD SYSTEMS CORPORATION LOGO]


press release 6-13-01
for immediate release:                 press release

Contact:        Anthony R. Drury
                (215) 657-6202
                e-mail:
                tdrury@quad-sys.com

    Quad systems signs definitive agreement to sell its u.s. assets

WILLOW GROVE, PA - June 13, 2001 - Quad Systems Corporation (OTC: QSYSQ) (the "Company"), executed a definitive agreement on May 31, 2001 (the "Purchase Agreement") with Tyco Electronics Corporation, a Pennsylvania corporation and a subsidiary of Tyco International Ltd. [NYSE: TYC], ("Tyco"), which has agreed to acquire substantially all of the Company's U.S. assets and to assume certain liabilities. The purchase price is payable in cash based on a minimum book value of the purchased assets at the closing of the transaction, subject to adjustment following the closing for changes to reflect the actual book value of the purchased assets.

The Company and Tyco are also negotiating for the sale/purchase of the Company's U.K. assets. The Company expects to finalize this additional agreement shortly, and to close on both agreements simultaneously.

The Company is currently operating as a debtor-in-possession pursuant to its Chapter 11 bankruptcy filing currently pending before the United States Bankruptcy Court for the Eastern District of Pennsylvania (the "Bankruptcy Court"). The closing under the Purchase Agreement is subject to the approval of the Bankruptcy Court and certain other conditions as set forth in the Purchase Agreement. The Company expects to close the transaction before July 15, 2001 or as soon as practicable thereafter upon receipt of the approval of the Bankruptcy Court. The proceeds from the sale will be distributed to creditors in the plan of reorganization and liquidation under the oversight and procedures of the Bankruptcy Court and the Company does not expect that any proceeds from the sale will be available for distribution to stockholders.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding the proposed sale of substantially all of the Company's assets and its intended consequences. Although management believes that the forward-looking statements in this release are based on reasonable assumptions, actual results may differ materially from those expressed in any of the forward-looking statements. Forward-looking statements relating to the proposed sale and its intended consequences are subject, among other things, to Bankruptcy Court approval. Other factors that may cause actual results to differ materially from those expressed in any forward-looking statement include the impact that public disclosures of the Company's liquidity situation and Chapter 11 filing may have on sales, any lifting of the stay caused by the Filing against the resumption of the arbitration with Samsung, the success of the Company's restructuring efforts, the timing and terms of future asset disposals, and other factors identified in the Company's filings with the Securities and Exchange Commission, including those set forth in parts I and II of the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2000 and to be filed during 2001.

Quad Systems Corporation is a manufacturer of flexible, high-performance SMT and APT assembly systems. Quad equipment solutions include placement systems, stencil printers and convection reflow ovens. Quad has an installed base of over 3,500 machines around the globe. For more information, visit www.quad-sys.com.